Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MBIA INC.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Other	2,500,000	(1)	$15.73	(2)	$39,325,000.00	(2)	0.0000927	$3,645.43
Total Offering Amounts							$39,325,000.00		—	$3,645.43
Total Fee Offsets							—		—	—
Net Fee Due							—		—	$3,645.43

(1)

Consists of shares of Common Stock to be issued under the Amended and Restated MBIA Inc. Omnibus Incentive Plan (formerly the MBIA Inc. 2005 Omnibus Incentive Plan, the “Plan”). A total of 14,000,000 shares of Common Stock available under the Plan were previously registered, of which 6,000,000 shares were registered on a Form S-8 filed on August 15, 2005, 4,000,000 shares were registered on a Form S-8 filed on June 1, 2009 and 4,000,000 shares were registered on a Form S-8 on August 24, 2012. Such undeterminable number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions of the Plan are hereby also registered.

(2)

Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon an assumed price of $15.73 per share, which is the average of the high and low prices of MBIA Inc. Common Stock on February 9, 2022[1], as reported on the New York Stock Exchange Consolidated Tape.

[1]	As of a date within 5 business days prior to the date of filing the registration statement. The fee is 0.00009270 multiplied by aggregate offering price.